EXHIBIT 99.01

PRESS RELEASE

ANDREW G. INGLIS JOINS KOSMOS AS CHAIRMAN
AND CHIEF EXECUTIVE OFFICER

Kosmos Founding Partner Brian F. Maxted
to focus on Chief Exploration Officer role

DALLAS, Texas, January 13, 2014 – The board of directors of Kosmos Energy (NYSE: KOS) announced today that it has appointed Andrew (Andy) G. Inglis as chairman of the board and chief executive officer, effective March 1, 2014. Current CEO Brian F. Maxted, a founding partner of Kosmos, will serve in the role of chief exploration officer and continue to serve on the board. As previously announced and simultaneous to Inglis’ appointment, John Kemp III, Kosmos’ current chairman of the board, will retire from the board of directors and from his consulting position with the company.

“We are delighted to welcome Andy to Kosmos,” said Brian F. Maxted.  “We are fortunate to have attracted a leader of his caliber, which is testament to the reputation Kosmos has in our business and the company’s future. His appointment will enable me to focus my full attention on ensuring delivery of the company’s exploration strategy.”

“Kosmos represents one of the most exciting opportunities to lead a company in the E&P industry in terms of the quality of both the development assets and the exploration portfolio,” said Andy Inglis. “Kosmos’ proven ability to find and develop hydrocarbons in frontier and emerging basins is strengthened by its commitment to corporate responsibility. I am honored to join Brian and the team as chairman and CEO and look forward to creating value for all our stakeholders. 2014 will be an exciting year for Kosmos as the company starts to unlock its world-class exploration portfolio with a high-impact drilling program.”

“The board wishes to thank John for his many contributions and wish him all the best in his future endeavors,” said Adebayo O. Ogunlesi, chairman of the board’s nominating and governance committee. “The board also values Brian Maxted’s many contributions to Kosmos since its founding and is grateful for his continued presence on the board and his focus on his critical role as chief exploration officer.”

Andy Inglis joined Petrofac Ltd in January 2011 having spent 30 years with BP, most recently as CEO of its exploration and production business. He was an executive director on the BP board between 2007 and 2010. From 2004 to 2007, he was BP executive vice president and deputy chief executive of E&P, with responsibility for BP's growth areas, including Azerbaijan, Angola, Algeria, Gulf of Mexico, Egypt,

Trinidad, and the Asia-Pacific region. He is a former non-executive director of BAE Systems plc and TNK-BP Ltd. Mr. Inglis holds a master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers, and a Fellow of the Royal Academy of Engineering.

Brian F. Maxted has served as chief executive officer since January 2011, leading Kosmos in all aspects of the business to deliver its corporate strategy and become a best-in-class organization. Prior to taking on the role of chief executive officer, he served as chief operating officer of the company. Before co-founding Kosmos in 2003, he was senior vice president of exploration for Triton Energy, where he led a series of discoveries offshore Equatorial Guinea, Malaysia and Colombia. He holds a master’s degree in organic geochemistry and petrology from the University of Newcastle-upon-Tyne and a bachelor of science in geology from the University of Sheffield.

About Kosmos Energy
Kosmos Energy is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. The Company’s asset portfolio includes existing production and other major development projects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Ireland, Mauritania, Morocco (including Western Sahara) and Suriname.  As an ethical and transparent company, Kosmos is committed to doing things the right way.  The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2012 Corporate Responsibility Report.  Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:
Investor Relations
Jon Cappon
+1.214.445.9669
jcappon@kosmosenergy.com

Media Relations
Thomas Golembeski
+1.214.445.9674
tgolembeski@kosmosenergy.com